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EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
CenterSpan Communications Corporation:

We consent to incorporation herein by reference on Form S-3/A of CenterSpan Communications Corporation of our report dated February 15, 2002, except for Note 16, as to which the date is March 29, 2002, with respect to the consolidated balance sheets of CenterSpan Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Form 10-K of CenterSpan Communications Corporation filed on April 1, 2002, and the reference to our firm under the heading "Experts".

/s/ KPMG LLP
Portland, Oregon May 31, 2002

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  EXHIBIT 23.1
Independent Auditors' Consent